Exhibit 99.1

Live Ventures Announces Third Quarter Fiscal 2021 Financial Results

Company reports quarterly revenue of $69 million and net income attributable to common stock of $10 million

LAS VEGAS, August 16, 2021 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced financial results for its third fiscal quarter ended June 30, 2021. The company reported revenues of $69.1 million, and basic earnings per share (“EPS”) of $6.35, which represents an increase of 63% and 191%, respectively, over the same quarter last year. The company also reported net income attributable to Live Ventures’ stockholders of $9.9 million, and operating income of $8.2 million, representing an increase of 177% and 37%, respectively, over the same period last year.

	During the three months ended June 30,
	2021	2020	% Change
Revenues	$69,095	$42,472	63%
Operating Income	$8,232	$5,990	37%
Net income applicable to common stock	$9,938	$3,585	177%
Basic earnings per share	$6.35	$2.18	191%

Net income applicable to common stock for the three months ended June 30, 2021 includes the benefit of a gain on Payroll Protection Program loan forgiveness of $4.8 million and a gain from a settlement in the ApplianceSmart Chapter 11 proceeding of $650 thousand. At June 30, 2021, the company reported total assets of $198.7 million, and record total cash and cash availability under its various lines of credit of $48.3 million. Stockholders’ equity attributable to Live Ventures’ stockholders’ stood at $68.0 million at quarter end, or $43.44 per basic common share..

Each of the company’s three main reporting segments continued to demonstrate significant growth on a topline and operating income basis for the quarter over the same period last year. The Retail segment contributed revenues of $21.7 million and operating income of $3.9 million, an increase of 52% and 69%, respectively, over the same period last year. The Flooring Manufacturing segment contributed revenues of $34.2 million and operating income of $4.0 million, an increase of 22% and a decrease of 7%, respectively compared to the same period last year. The Steel Manufacturing segment, which was acquired in July 2020, our fourth fiscal quarter, contributed revenues and $13.0 million and operating income of $1.9 million for the quarter ended June 30, 2021.

	During the three months ended June 30,
	2021	2020	% Change
Revenues
Retail	$21,719	$14,259	52%
Flooring Manufacturing	$34,234	$28,079	23%
Steel Manufacturing	$13,018	$—	N/A
Corporate & other	$124	$134	-7%
	$69,095	$42,472

	During the three months ended June 30,
	2021	2020	% Change
Operating income (loss)
Retail	$3,860	$2,285	69%
Flooring Manufacturing	$3,997	$4,280	-7%
Steel Manufacturing	$1.928	$—	N/A
Corporate & other	$(1,553)	$(575)	170%
	$8,232	$5,990

“I continue to be thrilled with the strong and consistent performance across our portfolio in the third fiscal quarter of 2021,” said Jon Isaac, Live Ventures’ President and CEO. “Each of our major operating subsidiaries built upon our record second quarter performance and continued to demonstrate meaningful and significant improvement over the prior year’s quarterly performance and contributed to our overall record setting financial results,” Isaac continued. “Furthermore, we continued to execute upon our strategy to acquire new platforms with our initial investment in Salomon Whitney Financial in June, as well as our strategy to manage our overall balance sheet and build shareholder value through deleveraging. We continued our track-record of deleveraging this quarter, and, combined with the significant addition of net cash provided by our operating activities, has provided the company with record cash and cash availability to continue our long-term buy, build and hold investment strategy.”

Highlights of the third quarter of fiscal 2021, compared to the same period last year include:

•
Revenues of $69.1 million; up 63%;
•
Gross profit of $25.1 million; up 50%;
•
Operating income of $8.2 million, up 37%;
•
Earnings per basic share of $6.35; up 191%;
•
Total cash and cash availability under its various lines of credit of $48.3 million; and
•
Net cash provided by operating activities for the nine months ended June 30, 2021 of $32.2 million.

Non-GAAP Financial Information

Live Ventures believes that stockholders’ equity per basic common share provides an additional tool for investors to use in evaluating the company’s operating results and trends, and therefore we are providing in this press release stockholders’ equity per basic common share, which is not a measure of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, stockholders’ equity per basic common share should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. This measure should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share data, and other financial data prepared in accordance with GAAP.

The Company defines stockholders’ equity per basic common shares as total stockholders’ equity divided by basic weighted average common shares outstanding for the period. A reconciliation of the Company’s net income per basic common share per GAAP to stockholders’ equity per common share is included in the Non-GAAP Measure Reconciliation provided at the end of this press release.

About Live Ventures

Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”) is a rapidly growing, diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Venture’s acquisition strategy is sector agnostic, and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management to build increased shareholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968 and refocused in 2011 under our CEO and strategic investor, Jon Isaac. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Our Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 60+ retail stores and its website, allowing the company to ship product worldwide directly to the customer’s doorstep.

Precision Marshall

Based in Washington, PA and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing.

Salomon Whitney

Based in Melville, NY, and acquired by Live Ventures in 2021, Salomon Whitney LLC (“SW”) is a licensed broker-dealer and investment bank that offers clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisition and broker retailing of U.S. government and municipal securities.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com
Source:  Live Ventures Incorporated

LIVE VENTURES INCORPORATED

UNAUDITED NON-GAAP MEASURE RECONCILIATION

(dollars in thousands, except per share)